Exhibit 23.1

To the Board of Directors and Shareholders of Nukkleus, Inc.

We consent to the inclusion in the Form 10-K of Nukkleus, Inc. of our report dated May 8, 2025, relating to our audit of the consolidated balance sheets of Nukkleus, Inc. as of December 31, 2024, and the related consolidated statements of comprehensive income (loss), changes in stockholders’ deficit, and cash flows for the year then ended, and the related notes.

April 9th , 2026.

We served as the Company’s auditor from 2023 to 2025.

Los Angeles, California

PCAOB ID Number 6580